Exhibit 1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 25, 2005 by and among Entravision Holdings, LLC, a California limited liability company, and Entravision Communications Corporation, a Delaware corporation (“Entravision” and collectively, the “Entravision Parties”), on the one hand, and Univision Radio License Corporation, a Delaware corporation, and Univision Communications Inc., a Delaware corporation (“Univision” and collectively, the “Univision Parties”), on the other hand. Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

A.                                   The Entravision Parties are the owners and operators of radio stations KBRG(FM), San Jose, CA, 100.3 MHz, Facility ID No. 68839 and KLOK(AM), San Jose, CA, 1170 kHz, Facility ID No. 41339 (collectively, the “Entravision Stations”).

B.                                     Univision is the owner of shares of Class U Common Stock of Entravision (the “Entravision Stock”).

C.                                     The Entravision Parties wish to sell to the Univision Parties and the Univision Parties wish to acquire from the Entravision Parties certain properties and assets used by the Entravision Parties in the operation of the Entravision Stations.

D.                                    The prior consent of the FCC to the assignment of the licenses and authorizations issued by the FCC for the Entravision Stations is required, and it is intended that if such consent is obtained, the Transactions will be consummated subject to all of the other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

TERMINOLOGY

Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

1.1                               “Act” means the Communications Act of 1934, as amended.

1.2                               “Action” means any notice, suit, charge, claim, action, complaint, grievances, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether or not at Law or in equity, and whether or not before any arbitrator or Governmental Entity.

1.3                               “Affiliates” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this Agreement, “control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

1.4                               “Benefit Plan” means each and every “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal plan, agreement, policy or other arrangement involving direct or indirect compensation, workers’ compensation, unemployment compensation, employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance or benefits, or other benefits, entered into with or otherwise covering employees or former employees of any one or more of the Entravision Parties or the Entravision Stations in connection with their employment therewith or with respect to which any one or more of the Entravision Parties or the Entravision Stations may have any Liability (contingent or otherwise).

1.5                               “Business Day” means any calendar day, excluding Saturdays and Sundays, on which federally chartered banks are regularly open for business.

1.6                               “Business Records” means books of account, manuals, title policies, surveys, specifications, environmental reports, records (including Tax, financial, warranty, shipping, engineering, maintenance, operating, production, and general records), invoices, customer lists, correspondence, sales materials, advertising and promotional materials, and all technical logs required by the Rules and Regulations, records of signal measurements and equipment tests, plans, drawings, files, all materials maintained in the FCC public file, and other documents and information.

1.7                               “Code” means the Internal Revenue Code of 1986, as amended.

1.8                               “Closing” means the closing of the Transactions.

1.9                               “Contract” means any loan, credit agreement, note, bond, mortgage, indenture, lease, contract, arrangement, understanding, or agreement, whether or not in writing.

1.10                        “Documents” means this Agreement and all exhibits and schedules hereto, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this Agreement, including amendments thereto that are expressly permitted under the terms of this Agreement.

1.11                        “Environmental Laws” means the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, each as amended, and any other applicable federal, state and local Laws, including the rules and regulations of the Environmental Protection Agency, concerning or relating to the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pawing, emitting or dumping of Hazardous Materials, or the pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata).

1.12                        “FCC” means the United States Federal Communications Commission.

1.13                        “FCC Licenses” means, the licenses, permits and authorizations (and any renewals, extensions, amendments or modifications thereof) of the FCC for the ownership or operation of the Entravision Stations as listed on Schedule 2.1(b) and any additions thereto before Closing, including without limitation, all pending applications for licenses, permits, call signs and authorizations of the FCC to the extent they pertain to the ownership or operation of the Entravision Stations.

1.14                        “FCC Orders” means the actions, orders or decisions of the FCC granting its consent to the assignment of all of the FCC Licenses of the Entravision Stations to Univision.

1.15                        “FCC Renewal Orders” means the actions, orders or decisions of the FCC granting its consent to the renewals of all of the FCC Licenses of the Entravision Stations.

1.16                        “Final Action” means an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

1.17                        “Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, office, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county, municipal, local or otherwise, whether domestic or foreign.

1.18                        “Hazardous Materials” means toxic materials, hazardous wastes, hazardous substances, pollutants or contaminants, asbestos or asbestos-related products, polychlorinated biphenyls (“PCBs”), petroleum, crude oil or any fraction or distillate thereof in excess of legally-defined permissible limits (as such terms are defined in applicable Laws, including any other terms which are or may be used in applicable Environmental Laws to define prohibited or regulated substances).

1.19                        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.20                        “Intellectual Property” means trademarks (whether or not registered), trademark applications, service marks, service mark registrations, service mark applications, trade names, brand names, corporate names, slogans, logos, trade dress, business names, e-mail addresses, Internet domain names and addresses, content located and publicly accessible therefrom, databases, inventions, customer lists, play lists, music research, nonpublic or confidential or proprietary information, trade secrets, technology, know-how, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, copyright registrations, copyright applications, works of authorship, other intellectual property, goodwill associated with the foregoing, and all extensions, modifications, registrations, applications, recordings and other legal protections or rights related to the foregoing, and any and all claims or causes of action arising out of or relating to the foregoing.

1.21                        “LMA” shall have the meaning set forth in Section 5.17.

1.22                        “Law” means all applicable multinational, foreign, federal, state, local, municipal, or other laws, statutes, constitutions, ordinances, codes, edicts, rules, regulations, rulings, or requirements, whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

1.23                        “Liabilities” means any debts, liens, charges, claims, encumbrances, duties, responsibilities, obligations or liabilities of any kind or nature, whether express or implied, known or unknown, contingent or absolute.

1.24                        “Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, hypothecation, mortgage, deed of trust, option, pledge, rights of others, charge of any kind or restriction (whether on voting, sale, transfer, disposition or otherwise), whether voluntarily incurred or arising by operation of Law or otherwise.

1.25                        “Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, claim, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, assessments, judgments, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

1.26                        “Material Adverse Condition” means a condition, event or circumstance that would materially restrict, limit, increase the cost or burden of, or otherwise materially adversely affect or materially impair the right of the Univision Parties to the ownership, use, control, enjoyment or operation of, the Entravision Stations or the proceeds therefrom; provided that (1) any condition that requires that an Entravision Station be operated in accordance with a condition similar to those contained in the present FCC Licenses issued for operation of such Entravision Station and (2) any condition affecting the radio industry generally or the markets in which such Entravision Station operates, or general, national, regional or local economic or financial conditions, or regulatory changes or changes in applicable Law shall not be deemed a Material Adverse Condition.

1.27                        “Order” means any ruling, order, judgment, injunction, decree, or citation issued by any Governmental Entity.

1.28                        “OSHA Laws” means the Occupational Safety and Health Act of 1970, as amended, and all other Laws regulating or otherwise affecting health and safety of the workplace.

1.29                        “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics, material men’s, carriers’, warehousemen’s, landlords’ or other similar Liens in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings; (iii) Liens that will be released at Closing; and (iv) zoning ordinances and regulations, including Laws relating to the Liens of streets and to other municipal improvements, provided that any of the foregoing under clause (i), (ii) or (iv) alone or in the aggregate do not materially impair the value or materially interfere with the use of any asset or property material to the operation of the Entravision Stations being transferred hereunder as they have been and are now conducted.

1.30                        “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or organization including a Governmental Entity.

1.31                        “Renewal Applications” means the applications filed or to be filed at the FCC seeking renewal of all of the FCC Licenses for the Entravision Stations.

1.32                        “Rules and Regulations” means the rules of the FCC as set forth in Title 47 of the Code of Federal Regulations, as well as such other written policies of the FCC, whether contained in the Code of Federal Regulations, or not, that apply to the Entravision Stations.

1.33                        “Tangible Personal Property” means antennas, main and back-up transmitters and generators, STL’s, data links for transmitter telemetry, transmission equipment, transmission lines, broadcast equipment, computer hardware, vehicles, studio equipment, office equipment, furniture, materials, supplies, inventories, spare parts, format-specific programming materials, and other tangible personal property.

1.34                        “Tax” means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real, personal or intangible property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, occupancy, recording, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.  “Tax” will also include any liability pursuant to Treas. Regs. Sec. 1.1502-6 or any comparable provision of applicable Law, as a transferee (including pursuant to Section 6901 of the Code) or pursuant to any Tax sharing or Tax allocation agreement, arrangement or understanding.

1.35                        “Tax Return” means a declaration, statement, report, return or other document or information required to be filed or supplied to a Governmental Entity with respect to Taxes.

1.36                        “Transactions” means the transactions contemplated by this Agreement or by another Document.

1.37                        “Univision Material Adverse Condition” means a condition, event or circumstance that would materially adversely affect or materially impair the ability of any Univision Party to consummate the Transactions.

ARTICLE II

TRANSFER OF SALE ASSETS

2.1                               Transfer of Sale Assets.  At Closing, the Entravision Parties shall transfer, assign, convey and deliver to the Univision Parties, and the Univision Parties shall accept and acquire from the Entravision Parties, free and clear of all Liens (except as set forth in clauses (i), (ii) or (iv) of Permitted Liens), all of the Entravision Parties’ right, title and interest, legal and equitable, in and to the tangible and intangible, real, personal and mixed assets principally used by the Entravision Parties in the operation of the Entravision Stations (collectively, the “Sale Assets”), as set forth below in this Section 2.1, but excluding the Excluded Assets (as defined below) of the Entravision Parties:

(a)                                  Tangible Personal Property.  All Tangible Personal Property now owned by the Entravision Parties and principally used in the operation of the Entravision Stations, together with such modifications, replacements, improvements and additional items, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

(b)                                 Licenses and Permits.  The FCC Licenses and all other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by the Entravision Parties or hereafter obtained by the Entravision Parties between the date hereof and the Closing Date, to the extent such other permits, licenses and authorizations relate principally to the operation of the Entravision Stations, including the permits, licenses and authorizations listed on Schedule 2.1(b) hereof;

(c)                                  Contracts.  Only those Contracts of the Entravision Parties principally related to the operation of the Entravision Stations that are set forth on Schedule 2.1(c), together with such modifications thereto and such additional Contracts principally related to the operation of the Entravision

Stations that Univision agrees to accept, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement (collectively, the “Station Contracts”);

(d)                                 Real Property.  All land, leaseholds, licenses, easements, building permits, certificates of occupancy, rights of way and access, and other interests of every kind and description in and to real property, buildings, structures, towers, antennas, fixtures, signage, improvements, and appurtenances that are owned, leased or held by the Entravision Parties as of the date hereof for use principally in connection with the operation of the Entravision Stations, including those described on Schedule 2.1(d) hereof, together with such additions, improvements and alterations thereto made between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement, but in any case other than the leasehold interests with respect to Items 6 and 7 on Schedule 2.1(d);

(e)                                  Intangible Property.  The call letters of the Entravision Stations and all Intellectual Property of the Entravision Parties principally owned, licensed or used in the operation of the Entravision Stations (the “Station IP”);

(f)                                    Rights.  All warranties and guarantees from lessors, vendors, suppliers, manufacturers or other third parties, and all rights, recoveries, refunds counterclaims, rights to offset, other rights, choses in actions, and claims (whether known or unknown, matured or unmatured, contingent or accrued) against third parties, in any case only to the extent related to a Sale Asset; and

(g)                                 Records.  All of the Business Records principally used in or principally related to the operation of the Entravision Stations.

2.2                               Excluded Assets.  Regardless of any provision of this Agreement, no Entravision Party shall transfer, convey or assign to any of the Univision Parties, and each of the Entravision Parties shall retain all of its title and interest in and to, the following assets owned or held by it on the Closing Date (“Excluded Assets”):

(a)                                  All cash, cash equivalents, cash deposits, intercompany receivables from any Affiliate of the Entravision Parties, accounts receivable, notes receivable or other receivables, tax refunds, bank deposits and securities held by the Entravision Parties (except to the extent the Univision Parties receive a proration amount under Section 2.6).

(b)                                 All prepaid expenses (except to the extent the Univision Parties receive a proration amount under Section 2.6).

(c)                                  All Contracts of insurance and claims and rights against insurers.

(d)                                 All Contracts that are not Station Contracts assumed by the Univision Parties. By way of illustration, a Contract that is set forth on Schedule 3.15 shall be an Excluded Asset unless such Contract is also set forth on Schedule 2.1(c).

(e)                                  All Benefit Plans and the assets (if any) thereof.

(f)                                    All rights in and to the name “Entravision” and all of the following related thereto: trademarks, trade names, brand names, corporate names, logos, trade dress, business names (and all associated derivations therefrom), Internet domain names and addresses, content located and publicly accessible therefrom, and Internet web pages.

(g)                                 All corporate seals, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of the Entravision Parties.

(h)                                 All Business Records that the Entravision Parties are prohibited by applicable Law from transferring.

(i)                                     As otherwise set forth on Schedule 2.2(i).

2.3                               Beneficial Use of Station Contracts.  The parties acknowledge that certain of the Station Contracts included in the Sale Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of the Entravision Parties and/or the Entravision Stations may not, by their terms, be assignable.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign such Station Contracts, and the Univision Parties shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under such Station Contracts of the Univision Parties or the Entravision Parties.  In such event, from and after the Closing, (a) the Entravision Parties will cooperate with the Univision Parties to provide for the Univision Parties all benefits to which the Entravision Parties are entitled under such Station Contracts, (b) any transfer or assignment to the Univision Parties by the Entravision Parties of any such Station Contracts or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained, and (c) the Entravision Parties shall, without further consideration therefore, pay, assign and remit to the Univision Parties promptly all monies, and, to the extent permitted, all other rights or consideration received or obtained, or which may be received or obtained, in respect of performance of such Station Contracts.

2.4                               Assumed Liabilities.  Subject to the terms and conditions of this Agreement and the LMA, at the Closing, the Univision Parties shall assume and agree to perform and discharge the following liabilities and obligations of the Entravision Parties (the “Assumed Liabilities”): (a) all obligations to perform under the Station Contracts that arise from and after the Closing Date and (b) all liabilities for which the Univision Parties receive a credit, and only to the extent of such credit, in connection with the determination of the proration items pursuant to Section 2.6 of this Agreement.

2.5                               Excluded Liabilities. Except as and to the extent specifically set forth in Section 2.4 or the LMA, the Univision Parties shall not assume or in any manner be liable for any Liabilities of the Entravision Parties (collectively, the “Excluded Liabilities”), including without limitation:

(a)                                  Any Liability with respect to the Entravision Stations or the Sale Assets to the extent arising out of or relating to any occurrence or event happening before the Closing;

(b)                                 Any Liability with respect to any Action related to the Sale Assets pending as of the Closing (including but not limited to each Action set forth in Item 4 on Schedule 2.1(d)), and any Liability with respect to any Action related to the Sale Assets commenced after the Closing arising out of or relating to any occurrence or event happening before the Closing;

(c)                                  Any Liability for any violation by the Entravision Parties of any Law or Order;

(d)                                 Any Liability of the Entravision Parties for any breach or failure to perform under any Contract that is not a Station Contract, or any breach or failure to perform under any Station Contract prior to the Closing Date, whether or not such Contract is to be assumed by the Univision Parties hereunder, including any breach arising from assignment of such Contracts without consent of third parties;

(e)                                  Except to the extent the Univision Parties receive a credit pursuant to the determination of the proration items pursuant to Section 2.6 hereof, any Liability of the Entravision Parties for Taxes;

(f)                                    Any Liability to or in connection with the Entravision Parties’ employees (including the Station Employees) whether arising in connection with the Transactions or under Contract or otherwise, and including but not limited to wages, salaries, severance, benefits and accrued but unused vacation time, except for Liabilities arising after the Closing Date for any Transferred Employee;

(g)                                 Any Liability of the Entravision Parties for borrowed money;

(h)                                 Any Liability with respect to any Excluded Asset; and

(i)                                     Any Liability with respect to any Benefit Plan.

2.6                               Proration List.

(a)                                  Subject to the LMA, all operating income and operating expenses of the Entravision Stations shall be adjusted and allocated between the parties to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Entravision Stations on or before the Closing Date shall be for the account of the Entravision Parties, and all income and expenses attributable to the operation of the Entravision Stations after the Closing Date shall be for the account of the Univision Parties.

(b)                                 To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.6 shall be made in accordance with United States generally accepted accounting principles.

(c)                                  For purposes of making the adjustments pursuant to this Section 2.6, the Univision Parties shall prepare and deliver to the Entravision Parties an initial itemized list(s) of all sums to be credited or charged (the “Proration Amounts”) against the account of the Univision Parties, on the one hand, and the Entravision Parties, on the one hand, with a brief explanation in reasonable detail of the credits or charges, consistent with the allocation principle set forth herein (“Proration List”), within forty five (45) days following the Closing Date, or such later date as shall be mutually agreed to by the Entravision Parties and the Univision Parties.  The Univision Parties may also prepare and deliver to the Entravision Parties additional Proration Lists as the Univision Parties becomes aware of additional adjustments.  The additional Proration List(s) shall set forth additional Proration Amount(s).  If the Proration Amount is a credit to the account of the Univision Parties, the Entravision Parties shall pay such amount to the Univision Parties within fifteen (15) days of receiving such Proration List if both parties agree on the amount, and if the Proration Amount is a charge to the account of the Univision Parties, the Univision Parties shall pay such amount to the Entravision Parties within fifteen (15) days of delivering such Proration List if both parties agree on the amount.  If the Entravision Parties disagree with the Proration Amount determined by the Univision Parties or with any other matter arising out of this subsection, and the Univision Parties and the Entravision Parties cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to the Entravision Parties and the Univision Parties, whose decision shall be final.  The fees and expenses of such accountants shall be paid by the party who does not substantially prevail on the disputed matters decided by the accountants.

2.7                               Purchase Price,  Method of Payment and Allocation of Purchase Price.

(a)                                  Purchase Price.  The aggregate consideration to be paid by the Univision Parties to the Entravision Parties for the Sale Assets shall be US$90,000,000 (the “Purchase Price”). The Purchase Price shall be paid by delivery by Univision to Entravision at the Closing of that number of shares of Entravision Stock (the “Shares”) as equals (i) the Purchase Price divided by (ii) the volume weighted average price of a share of Entravision Class A Common Stock on The New York Stock Exchange during the 10-trading day period ending the trading day before the Closing Date; provided that:

(A)                              if the Entravision Parties, after complying with Section 5.3, do not obtain the consent of their lenders and bondholders to the Transactions contemplated hereby, then (x) the number of Shares shall equal the quotient obtained by dividing (1) US$60,000,000 by (2) the volume weighted average price of a share of Entravision Class A Common Stock on The New York Stock Exchange during the 10-trading day period ending the trading day before the Closing Date and (y) the remaining portion of the Purchase Price shall be paid in cash by Univision to Entravision at the Closing by transfer of “immediately available” U.S. funds to an account designated in writing by Entravision,

(B)                                regardless of clause (A), if the number of Shares exceeds the Maximum Number, then (1) the number of Shares shall instead equal the Maximum Number and (2) the remaining portion of the Purchase Price shall be paid in cash by Univision to Entravision at the Closing by transfer of “immediately available” U.S. funds to an account designated in writing by Entravision,

(C)                                For purposes hereof, “Maximum Number” shall mean that number of shares of Entravision Stock as equals the difference between (A) the number of shares of Entravision Stock owned by Univision and its Permitted Transferees (as such term is defined in the Second Amended and Restated Certificate of Incorporation of Entravision) at the Closing and (B) 6,595,001 shares of Entravision Stock (as appropriately adjusted for stock dividends and stock splits and similar transactions).

(b)                                 Allocation of Purchase Price.  Entravision and Univision will allocate the Purchase Price in accordance with the respective fair market values of the Sale Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Code.  The allocation shall be determined by mutual agreement of the parties prior to the Closing.  Each of the parties further agrees to file its federal income tax returns and its other tax returns reflecting such allocation in accordance with the determination made by them.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ENTRAVISION PARTIES

Each Entravision Party jointly and severally represents and warrants as follows to the Univision Parties, which representations and warranties shall survive the Closing subject to the provisions of this Agreement and shall be unaffected by any investigation heretofore or hereafter made by any party.

3.1                               Organization and Good Standing.  Each Entravision Party is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Entravision Party is duly qualified or licensed to do business in good standing in each jurisdiction in which the character or location of its assets or the nature of its business, requires licensing or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, constitute a Material Adverse Condition.  Each Entravision Party has all requisite corporate power or limited liability company power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted until the Closing.

3.2                               Authority.  Each Entravision Party has all requisite corporate or limited liability company power and authority to enter into and perform this Agreement and each Document to which it is a party and to carry out the Transactions. The execution and delivery by each Entravision Party of this Agreement and each Document to which it is a party and the performance by it of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of such Entravision Party.  Each of this Agreement and each Document to which each Entravision Party is a party has been duly and validly executed and delivered by it and constitutes the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

3.3                               Absence of Conflicts.  Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and the other Documents by each Entravision Party do not, and the consummation of the Transactions (in each case, with or without the giving of notice or lapse of time, or both) by each Entravision Party will not, (i) conflict with, breach, or violate the provisions of any of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement, or other governance or charter document of such Entravision Party, (ii) violate or constitute a default under any Contract of such Entravision Party in any material respect, (iii) subject to compliance with the HSR Act and the Rules and Regulations, violate or conflict with, in any material respect, any Law or any Order applicable to such Entravision Party, or (iv) result in the creation of any Liens upon any of the Sale Assets (other than any Permitted Lien).

3.4                               Governmental Consents and Consents of Third Parties.  Except for such filings and consents as are required by the Rules and Regulations and the HSR Act or as otherwise disclosed on Schedule 3.3, the execution and delivery by the Entravision Parties of, and the performance of their obligations under, this Agreement and each of the other Documents, and the consummation by the Entravision Parties of the Transactions, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration of filing with, any Governmental Entity or any other Person, the failure of which to obtain would constitute a Material Adverse Condition.

3.5                               Actions.  There are no Actions pending or, to the knowledge of the Entravision Parties, threatened that could reasonably be expected to be or result in, individually or in the aggregate if adversely determined, a Material Adverse Condition or that would give any third party the right to enjoin any of the Transactions.  To the knowledge of the Entravision Parties, there is no basis for any such Action that could reasonably be expected to be or result in, individually or in the aggregate if adversely determined, a Material Adverse Condition or that would give any third party the right to enjoin any of the Transactions.  There are no existing or pending Orders affecting the Entravision Parties, the Entravision Stations or any of the Sale Assets that could reasonably be expected to be or result in, individually or in the aggregate, a Material Adverse Condition or that would give any third party the right to enjoin any of the Transactions.  The Entravision Parties acknowledge that, notwithstanding the disclosure of any matter herein, the Univision Parties shall not assume any such Liability of the Entravision Parties for any such matter as a result of the Transactions. Other than the Renewal Applications and as otherwise required by this Agreement, there is no Action by the Entravision Parties currently pending or that any of the Entravision Parties intends to initiate related to the Entravision Stations or the Sale Assets.

3.6                               Taxes.  There are no Tax audits or other Actions pending or, to the Entravision Parties’ knowledge, threatened that could result in a Lien on the Sale Assets being conveyed by the Entravision Parties hereunder on or after the Closing Date or the imposition of any Tax Liability on the Univision Parties and, to the Entravision Parties’ knowledge, no event has occurred that could impose on the applicable the Univision Parties any Liability for any Taxes due or to become due from the Entravision Parties.

3.7                               Absence of Insolvency.  No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Entravision Parties or any of the Sale Assets, are pending or, to the knowledge of the Entravision Parties, threatened, and none of the Entravision Parties has made an assignment for the benefit of creditors, nor taken any action with a view to, or which could reasonably be expected to constitute the basis for the institution of, any such insolvency proceedings.

3.8                               Business Records.  The Entravision Parties have delivered or made available to the Univision Parties all of the Business Records principally related to the Entravision Stations and Sale Assets. Such Business Records have been maintained in accordance with sound business practices in all material respects.

3.9                               No Distribution. Entravision is purchasing the Shares from Univision for its own account and not with a view to any distribution thereof within the meaning of the Securities Act of 1933, as amended.  Following the Closing, the Shares acquired by Entravision from Univision shall either be cancelled or placed in the Entravision treasury.

3.10                        Compliance with Law.  The ownership, operation and use of the Entravision Stations and the Sale Assets by the Entravision Parties has complied in all material respects and does comply in all material respects with the applicable rules and regulations of the FCC, all other applicable Laws, and all applicable Orders.

3.11                        Sale Assets.

(a)                                  Title, Sufficiency and Transferability. Each of the Entravision Parties has good and marketable title to each of its Sale Assets free and clear of all Liens (other than Permitted Liens), and, at the Closing, the Univision Parties will receive good and marketable title to such Sale Assets free and clear of all Liens (except as set forth in clauses (i), (ii) or (iv) of Permitted Liens). Such Sale Assets represent all of the assets (except for the Excluded Assets), tangible and intangible, real and personal, of any nature whatsoever, that are principally used by the Entravision Parties in the operation of the Entravision Stations in substantially the same manner as conducted before the date hereof.  Except for leased items, no Person other than the Entravision Parties owns any of the Sale Assets. Except as described in Section 3.3, none of the Sale Assets are subject to any restriction with respect to the transferability thereof, and the Entravision Parties have complete and unrestricted power and right to sell, assign, convey and deliver the Sale Assets to the Univision Parties as contemplated hereby.

(b)                                 Tangible Personal Property. Schedule 3.11 sets forth a list, complete and accurate in all material respects, of the Sale Assets that consist of Tangible Personal Property with a book or fair market value in excess of $1,000.  Except as set forth on Schedule 3.11, all material items of such Tangible Personal Property are in good condition and working order, ordinary wear and tear excepted, are suitable for the uses for which intended, and are free from any known defects except such defects that do not materially interfere with the continued present use or value thereof. Other than as contemplated by the conversion to digital signals, there are no plans to upgrade or replace in any material respect any such

Tangible Personal Property within the next twelve months. All such Tangible Personal Property complies in all material respects with applicable rules and regulations of the FCC and the terms of the FCC Licenses.

3.12                        Real Property.  Schedule 2.1(d) contains a true and complete description (including a legal description of Owned Property) of all land, leaseholds, licenses, rights of way and access, and interests of every kind and description in and to real property, buildings, structures, towers, antennas, fixtures, signage, improvements, and appurtenances that are owned, leased or held by the Entravision Parties as of the date hereof for use principally in connection with the operation of the Entravision Stations. The Entravision Parties have fee simple title to the real property described on Schedule 2.1(d) as being so owned (the “Owned Property”). The Entravision Parties lease, as lessee, the premises described on Schedule 2.1(d) as being so leased (the “Leased Property” and with the Owned Property, the “Real Property”). The Entravision Parties lease, as lessor, the premises described on Schedule 2.1(d) as being so leased.

(a)                                  As to the Owned Property, the Entravision Parties have good, valid and marketable fee simple title to such real property and all buildings, structures, towers, antennas, fixtures, signage, improvements, and appurtenances thereon, free and clear of all Liens other than Permitted Liens. Included as Schedule 3.12(a) is a copy of all title insurance policies in favor of the Entravision Parties or any Affiliate thereof or any mortgagee of any such Person applicable to the Owned Property, if any.

(b)                                 As to the Leased Property, the Entravision Parties have good title to their interest in such Leased Property, free and clear of all Liens other than Permitted Liens. All of the leases with respect to such Leased Property are set forth on Schedule 3.15, and the Entravision Parties are, and have been since the beginning of the applicable lease, in peaceable possession of such Leased Property and have enforceable rights to non-disturbance and quite enjoyment therein.

(c)                                  The Real Property and all buildings, structures, towers, antennas, fixtures, signage, improvements, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing, electrical and other mechanical facilities thereof, are (1) in good operating condition and repair (reasonable wear and tear excepted), (2) in compliance in all material respects with applicable zoning Laws and the building, health, fire and environmental protection Laws, (3) without structural defects, and (4) without need for any repairs (other than normal routine maintenance) in order to maintain them in good condition and repair. All necessary utility services for the operation of the Sale Assets, including but not limited to electric power and natural gas service, are available to the Real Property. The Real Property has adequate pedestrian and vehicular access by way of public access or valid easements or right of ways and all such rights have been recorded as necessary with the appropriate Governmental Entity. All buildings, structures, towers, antennas, fixtures, signage, improvements, and appurtenances used in connection with the Entravision Stations are located entirely on the Real Property, including, without limitation, any guy wires or ground system wires associated with the Entravision Stations’ antenna towers.

(d)                                 The Entravision Parties have not received any notice of condemnation or of eminent domain proceedings or negotiations for the purchase in lieu of condemnation of any of the Real Property or the improvements thereto, and no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in writing in connection with the Real Property or the improvements thereto.

3.13                        Permits.  The Entravision Parties hold all material licenses, permits and authorizations that are required by any Governmental Entity to permit the operation of the Entravision Stations as currently conducted. Schedule 2.1(b) is a true, correct and complete list of each such license, permit or authorization.  Except as specifically noted thereon, (i) each such license, permit or authorization is valid and in full force and effect, (ii) no Entravision Party is in default or violation in any material respect of any such license, permit or authorization, (iii) there is no Action pending or, to the knowledge of the Entravision Parties, threatened in writing related to any such license, permit or authorization, (iv) to the knowledge of the Entravision Parties, no suspension, cancellation or termination of any such license, permit or authorization is threatened or imminent, and (v) each such license, permit and authorization is transferable by the Entravision Parties without the consent of any Governmental Entity (except for such filings and consents as are required by the Rules and Regulations and the HSR Act) and will remain in full force and effect for the benefit of the Univision Parties upon consummation of the Transactions.

3.14                        FCC Matters.

(a)                                  (i) The FCC Licenses are valid, in good standing and in full force and effect, unimpaired by any act or omission of the Entravision Parties, and constitute all of the licenses, permits and authorizations required by the Act, the Rules and Regulations or the FCC for, or used in, the operation of the Entravision Stations in all material respects as currently conducted, (ii) the FCC Licenses constitute all the current licenses, permits and authorizations issued by the FCC to the Entravision Parties or pending before the FCC for or in connection with the Entravision Stations; (iii) there is no condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor contained in the Rules and Regulations applicable generally to stations of the type, nature, class or location of the Entravision Stations; (iv) the Entravision Stations are being operated in accordance with the terms and conditions of the FCC Licenses applicable to them and in accordance with the Rules and Regulations, including, without limitation, 47 CFR Sec. 73.1560, except to the extent a failure to so comply would not constitute a Material Adverse Condition; (v) other than the Renewal Applications, no application or Action is pending, or, to the Entravision Parties’ knowledge threatened in writing, which may result in the revocation, adverse modification, non-renewal or suspension of any of the FCC Licenses, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Entravision Stations or their operation, other than proceedings affecting the radio broadcasting industry in general; (vi) the Entravision Parties have complied with all requirements to file reports, applications and other documents with the FCC with respect to the Entravision Stations, except to the extent that a failure to so comply would not reasonably be expected to cause a Material Adverse Condition; (vii) there are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Entravision Stations or their operation; (viii) the “Public Inspection File” of each of the Entravision Stations is in substantial and material compliance with Section 73.3526 of the Rules and Regulations, and (ix) the facilities of each Entravision Station comply in all material respects with the limits on human exposure to RF radiation under the Rules and Regulations.

(b)                                 Complete and accurate copies of all FCC Licenses of the Entravision Stations are attached hereto as a part of Schedule 2.1(b).

3.15                        Material Contracts.

(a)                                  Schedule 3.15 sets forth an accurate and complete list of the following Contracts of the Entravision Parties in effect and that are principally related to the Entravision Stations (collectively, the “Material Contracts”):

(i)                                     any Contract that involves performance of services or delivery of goods or materials by or to an Entravision Party of an amount or value in excess of $10,000 in any 12-month period;

(ii)                                  any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

(iii)                               any Contract that restrains the ability of an Entravision Party to engage or compete in any manner in any business or that contains any exclusivity provision;

(iv)                              any partnership, joint venture or similar Contract;

(v)                                 any Contract with a sole-source supplier of any significant goods or services to the Entravision Stations (other than electricity, gas, or water);

(vi)                              any Contract with a current or former employee, or consultant of the Entravision Stations;

(vii)                           any Contract between an Entravision Party and an Affiliate thereof;

(viii)                        any Contract that grants a power of attorney, agency or similar authority by Entravision;

(ix)                                any lease, sublease, license, or other occupancy agreement for material personal or real property, including the Entravision Stations’ studio sites and transmitter sites;

(x)                                   any Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or a material amount of assets;

(xi)                                any collective bargaining Contract or other Contract with any labor organization, union or association; or

(xii)                             any other Contract that is material to an Entravision Station, is outside of the ordinary course of business of an Entravision Station, or is a Contract on which an Entravision Station is substantially dependent.

(b)                                 True, fully-executed copies of each Material Contract, including all amendments and supplements, have been delivered or made available to the Univision Parties. Each Material Contract was entered into in a bona fide transaction, is a valid and binding agreement of such Entravision Party enforceable against it in accordance with its terms and the performance of which by such Entravision Party does not and will not violate any applicable Law in any material respect, and is in full force and effect. The applicable Entravision Party has duly performed in all material respects all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event that would (with or without the passage of time, notice or both) constitute a material breach or default thereunder by such Entravision Party or, to the knowledge of the Entravision Parties, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur except as disclosed on Schedule 3.15. To the knowledge of the Entravision Parties, (i) no Person has given any notice (whether or not written) to the Entravision Parties that any Entravision Party has breached, violated or defaulted under any Material Contract, (ii) no Entravision Party has given (or caused the giving of a) notice to any other Person that such Person has breached, violated or defaulted under any Material Contract, and (iii) no party to any Material Contract intends to terminate, or modify the terms in any material respect, of such Material Contract.

(c)                                  Schedule 3.3 indicates each Station Contract for which a consent or approval by any party thereto is required thereunder for consummation of the transactions contemplated hereby.

3.16                        Tower Coordinates.  Where required, the current, correct vertical elevation and geographical coordinates of the antenna supporting structures of each Entravision Station are properly registered with the FCC and the United States Federal Aviation Administration (“FAA”) and comply with and correspond to the current vertical elevation and geographical coordinates authorized by the FAA, FCC and any other Governmental Entity.

3.17                        Environmental Matters; OSHA.

(a)                                  With respect to the Entravision Stations and the Sale Assets, each Entravision Party is, and all of its activities have been conducted, in compliance in all material respects with the provisions of all Environmental Laws. Each Entravision Party has all material environmental, health and safety permits necessary or required for either the operation of the Entravision Stations as currently operated or the ownership of the Sale Assets. All such permits are in full force and effect, and each Entravision Party is in compliance in all material respects with the terms and conditions of such permits.

(b)                                 There is no Action pending or, to the knowledge of the Entravision Parties, threatened that may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Entravision Stations as currently conducted or the ownership of the Sale Assets, or alleging a material violation of any Environmental Law with respect thereto, or that could give rise to a material Liability or any clean-up or remediation under any Environmental Law with respect thereto.

(c)                                  No Entravision Party has, and, to the knowledge of the Entravision Parties, no other Person has, caused or permitted materials to be generated, released, stored, treated, recycled, disposed of, on, under or at such parcels, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used or stored appropriately in the buildings or improvements on the Real Property).  No Entravision Party has caused the migration of any materials from the Sale Assets onto or under any property, which materials, if known to be present, would require cleanup, removal or other remedial or responsive action under Environmental Laws.  There are no underground storage tanks and no PCBs or friable asbestos in or on the Sale Assets or the Real Property.

(d)                                 No Entravision Party, nor to the Entravision Parties’ knowledge any other Person, is subject to any Order with respect to the Entravision Stations or the Sale Assets related to or arising out of Environmental Laws, and no Entravision Party has received notice that it has been named or listed as a potentially responsible party by any Person or governmental body or agency in any matter, under Environmental Laws.

(e)                                  No Entravision Party, nor to the Entravision Parties’ knowledge any other Person, has discharged or disposed of any petroleum product or solid waste on the Real Property or on the property adjacent to such Real Property owned by third parties, which may form the basis for any present or future claim based upon the Environmental Laws, or any demand or action seeking clean-up of any site, location, body of water, surface or subsurface, under any Environmental Laws or otherwise, or which may subject the owner of the real property to claims by third parties (except to the extent third party Liability can be established) for damages.

(f)                                    No portion of the Sale Assets have ever been used by the Entravision Parties, nor to the Entravision Parties’ knowledge by any other Person, in violation of Environmental Laws or as a landfill, dump site or any other use which involves the disposal or storage of Hazardous Materials on-site or in any manner which may constitute a Material Adverse Condition.

(g)                                 No pesticides, herbicides, fertilizers or other materials have been used on, applied to or disposed of by the Entravision Parties on or in the Sale Assets in material violation of any Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and/or stored appropriately in the buildings or improvements on the Real Property).

(h)                                 With respect to the Sale Assets, each Entravision Party has disposed of all waste in full compliance with all Environmental Laws and, to the knowledge of the Entravision Parties, there is no existing condition that may form the basis of any present or future claim, demand or action seeking clean up of any facility, site, location or body of water, surface or subsurface, for which the Univision Parties could be liable or responsible solely as a result of the disposal of waste at such site by the Entravision Parties.

(i)                                     Each Entravision Party has been and is in compliance in all material respects with all OSHA Laws applicable to the Sale Assets.

(j)                                     Each Entravision Party has delivered or made available to the Univision Parties true, correct and complete copies of all reports, assessments, studies, information, and surveys in its possession or in the possession of its agents or contractors relating to past or present environmental conditions or compliance with Environmental Laws relating to the Entravision Stations or the Sale Assets.

3.18                        Labor and Employment Matters.

(a)                                  Employees. All of the employees of the Entravision Stations (the “Station Employees”) are employed by the Entravision Parties. The Entravision Parties acknowledge that the Univision Parties are not obligated to employ and do not assume any obligation with regard to any of the employees of the Entravision Parties or the Entravision Stations.

(b)                                 Labor Matters. (i) No Entravision Party or any Affiliate thereof is party to any collective bargaining agreement with respect to the Entravision Stations or any Station Employee, (ii) no collective bargaining agent has been certified as a representative of any Station Employee, and (iii) no organizing activity or representation campaign or election is now in progress with respect to any Entravision Station or any Station Employee. There are no unfair labor practice complaints, labor disputes, grievances, strikes, slowdowns, work stoppages, picketing, lockouts, or requests for union representation pending, or to the knowledge of the Entravision Parties, threatened, relating to or affecting the Entravision Stations or any Station Employee, and there are no other existing labor or employment controversies or grievances involving the Entravision Stations or any Station Employee that have had or are reasonably likely to constitute a Material Adverse Condition.  To the knowledge of the Entravision Parties, no event has occurred that could give rise to any such unfair labor practice complaint, labor dispute, grievance, strike, slowdown, work stoppage, picketing, lockout, or request for representation.  There are no pending labor-related negotiations with respect to the Entravision Stations or any Station Employee.

(c)                                  Compliance. No Entravision Party is delinquent in any payment to any Station Employee for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. The Entravision Parties have complied in all material respects, with respect to the Entravision Stations and the Station Employees, with all Laws relating to the employment of labor and all employment contractual obligations, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of Taxes and contributions. The Entravision Parties have withheld all amounts required by Law or agreement to be withheld from the wages or salaries of the Station Employees.

(d)                                 Actions. There are no Actions regarding harassment, discrimination, wages, hours, equal opportunity, wrongful discharge, occupational safety and health, the payment of social security and other Taxes, or any other employment-related issue or claim, pending or, to the knowledge of the Entravision Parties, threatened, relating to or affecting the Entravision Stations or any Station Employees.

(e)                                  Payments. No bonus, incentive compensation, severance or other payments, compensation, or benefits of any kind are due to any Station Employee or any other employee of the Entravision Parties as a result of the Transactions.

3.19                        Employee Benefit Plans.

(a)                                  The Entravision Parties’ consummation of the Transactions shall not, as a result of or in connection with therewith, impose upon any Univision Party any obligation under any Benefit Plan.

(b)                                 No Benefit Plan with respect to employees of the Entravision Stations currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by any one or more of the Entravision Parties, or any one or more of their respective ERISA Affiliates, is or ever in the past was (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code, (iv) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or (v) a plan described in Section 413 of the Code.  “ERISA Affiliate” means any Person that, together with any of the Entravision Parties or any of their respective subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c)                                  All contributions required to be made to the Benefit Plans with respect to employees of the Entravision Stations have been timely made in all material respects.

3.20                        No Material Adverse Condition. Since March 31, 2005, (i) no event has occurred that would constitute a Material Adverse Condition, (ii) the Entravision Parties have operated the Entravision Stations in the ordinary course consistent with past practice, (iii) no employees or group of employees that are material to the operation of the Entravision Stations have been fired or have resigned, and (iv) no Material Contract has terminated or expired without being renewed on substantially the same terms.

3.21                        Insurance.  The Entravision Parties have fire, liability and other forms of insurance applicable to the Sale Assets, each of which is in an amount customary and standard to the industry practice, is in full force and effect on the date hereof, is valid and enforceable in accordance with its terms, and is in an amount consistent with past practices.  No event or claim has occurred, including, without limitation, the failure by any Entravision Party to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, or any reservation of rights, which limits or impairs in any material respect the rights of the insured parties under any such insurance policies with respect to the Sale Assets.

3.22                        Intellectual Property.

(a)                                  Schedule 3.22 sets forth a list that includes all of the Station IP that is registered or subject to an application for registration (including the jurisdictions registered or where applications have been filed, and all registration numbers) as well as all unregistered trademarks.  All of the foregoing registrations and applications are registered solely in the name of the Entravision Parties, are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied all material respects. The Entravision Parties have provided or made available copies of each of the foregoing applications, registrations, and any related correspondence to the Univision Parties.

(b)                                 The Entravision Parties own, or have license to use and otherwise exploit, such rights in Intellectual Property as are necessary in all material respects for the operation of the Entravision Stations consistent with past practice, and all such rights are included within the Sale Assets. To the knowledge of the Entravision Parties, none of the Station IP infringes on, misappropriates, breaches, or violates in any material respect the Intellectual Property or other rights of, or defames in any material respect, any Person, and, to the knowledge of the Entravision Parties, no Intellectual Property of any Person has been misappropriated in any material respect. There are no claims pending or, to the knowledge of the Entravision Parties, threatened in writing against any Entravision Party alleging that the operation of the Entravision Stations as now conducted infringes or otherwise violates the Intellectual Property rights of any Person or defames any Person, or otherwise challenging the validity, enforceability, ownership, scope, right to use or otherwise exploit, or effectiveness of, or contesting such Entravision Party’s rights with respect to, any Intellectual Property, and, to the knowledge of the Entravision Parties, no other Person is infringing or otherwise violating in any material respect any Station IP.

(c)                                  The Entravision Parties have taken reasonable measures to maintain and protect the proprietary nature of the Station IP and to maintain in confidence all material trade secrets and confidential information that it owns or uses.

3.23                        Other Agreements to Sell.  Other than as contemplated by this Agreement, no Entravision Party or any Affiliate thereof has any legal obligation, absolute or contingent, to any Person to directly or indirectly sell or otherwise transfer any direct or indirect interest in, or control over, the Sale Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE UNIVISION PARTIES

Each Univision Party jointly and severally represents and warrants as follows to the Entravision Parties, which representations and warranties shall survive the Closing subject to the provisions of this Agreement and shall be unaffected by any investigation heretofore or hereafter made by any party.

4.1                               Organization and Good Standing.  Each Univision Party is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Univision Party is duly qualified or licensed to do business in good standing in each jurisdiction in which the character or location of its assets or the nature of its business, requires licensing or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, constitute a Univision Material Adverse Condition.  Each Univision Party has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted until the Closing.

4.2                               Authority.  Each Univision Party has all requisite corporate or limited liability company power and authority to enter into and perform this Agreement and each Document to which it is a party and to carry out the Transactions. The execution and delivery by each Univision Party of this Agreement and each Document to which it is a party and the performance by it of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of such Univision Party.  Each of this Agreement and each Document to which each Univision Party is a party has been duly and validly executed and delivered by it and constitutes the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

4.3                               Absence of Conflicts.  The execution and delivery of this Agreement and the other Documents by each Univision Party do not, and the consummation of the Transactions (in each case, with or without the giving of notice or lapse of time, or both) by each Univision Party will not, (i) conflict with, breach, or violate the provisions of any of the articles of incorporation, bylaws, certificate of formation, limited liability company agreement, or other governance or charter document of such Univision Party, (ii) violate or constitute a default under any Contract of such Univision Party in any material respect, or (iii) subject to compliance with the HSR Act and the Rules and Regulations, violate or conflict with, in any material respect, any Law or any Order applicable to such Univision Party.

4.4                               Governmental Consents and Consents of Third Parties.  Except for such filings and consents as are required by the Rules and Regulations and the HSR Act, the execution and delivery by the Univision Parties of, and the performance of their obligations under, this Agreement and each of the other Documents, and the consummation by the Univision Parties of the Transactions, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration of filing with, any Governmental Entity or any other Person, the failure of which to obtain would constitute a Univision Material Adverse Condition.

4.5                               Ownership of Shares.   Univision has legal title to, beneficial ownership of, and the power and authority to sell the Shares and owns and is transferring the Shares free and clear of any Liens.

ARTICLE V

OTHER AGREEMENTS

5.1                               Conduct of Business Prior to the Closing Date.  Between the date hereof and the Closing Date, unless Univision otherwise consents in writing, or the LMA expressly requires otherwise, the Entravision Parties shall:

(a)                                  Operate the Entravision Stations in the ordinary course of business and otherwise conduct the business thereof in all material respects in accordance with the terms or conditions of its FCC Licenses, the Rules and Regulations, the Act and all other applicable Laws having jurisdiction over any aspect of the operation of the Entravision Stations or the Sale Assets;

(b)                                 Use commercially reasonable efforts to maintain reasonably adequate insurance upon all of the Sale Assets to be transferred by it hereunder, in a manner consistent with such insurance existing on the date hereof;

(c)                                  Not mortgage, pledge or subject any Sale Assets to any Lien other than a Permitted Lien;

(d)                                 Not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any Sale Assets, other than in the ordinary course of business;

(e)                                  Not amend or terminate any Material Contract that would be included in the Sale Assets at the Closing;

(f)                                    Not enter into any new Material Contract that would be included in the Sale Assets at the Closing (provided that, for purposes of this clause (f), the applicable threshold with respect to clause (i) of the definition of Material Contract, shall be $25,000 instead of $10,000);

(g)                                 Not settle or compromise any material claims or litigation related to the Sale Assets or the Entravision Stations (except with respect to the Actions set forth in Item 4 on Schedule 2.1(d)), or cancel any material debts or waive any material claims or rights of material value related to, the Sale Assets or the Entravision Stations;

(h)                                 Maintain the material Sale Assets in good repair and condition, ordinary wear and tear excepted, and use, operate, maintain and repair, and replace if damaged beyond repair or worn out with an asset of equal or greater value, material Sale Assets in the ordinary course consistent with past practice, in all material respects;

(i)                                     Maintain, preserve, renew and keep in full force and effect all material licenses, permits and authorizations that pertain to the operation of the Entravision Stations (including the FCC Licenses); prepare, timely file and prosecute the Renewal Applications; upon request, provide complete copies of the Renewal Applications to Univision; promptly respond to all requests for information from the FCC with respect to the Renewal Applications, and air all renewal pre-filing and post-filing announcements as required by the Rules and Regulations;

(j)                                     Not introduce any material change with respect to the operation of the Entravision Stations including, without limitation, any material changes in the broadcast hours of the Entravision Stations or any other material change in the Entravision Stations’ programming policies, except such changes as in the sole discretion of the Entravision Parties, exercised in good faith after consultation with the Univision Parties, are required by the public interest;

(k)                                  Promptly notify the Univision Parties of any Action commenced or threatened in writing against the Entravision Stations, including any opposition against or petition to deny any Renewal Application, or any material damage to or destruction of any material assets included or to be included in the Sale Assets;

(l)                                     Promptly provide the Univision Parties with copies of all material correspondence and inquiries to and from, and all filings made with, the FCC or any other Governmental Entity with respect to the Sale Assets and the Entravision Stations, including all correspondence with respect to any pending Renewal Application and notify the Univision Parties regarding any oral inquiries from the FCC regarding any such Renewal Application;

(m)                               Confer with the Univision Parties prior to implementing operational decisions of a material nature, and otherwise, upon request, report periodically to the Univision Parties, concerning the Sale Assets and the Entravision Stations and its business, operations and finances;

(n)                                 Not knowingly take any action that could reasonably be expected to cause the conditions set forth in Article VI not to be satisfied as of the Closing Date; and

(o)                                 Not enter into any plan of the type described in Section 3.19(b).

5.2                               Governmental Consents.

(a)                                  The parties shall file promptly with the FCC, but in any event within 10 Business Days of the date hereof, such applications and other documents, as appropriate, as may be necessary or advisable to obtain the FCC Orders.  Each party shall take all commercially reasonable steps necessary to prosecute such filings with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider such approval of the FCC, to the end that the FCC Orders and a Final Action with respect thereto may be obtained as soon as practicable; provided that if any application for assignment of the FCC Licenses has been designated for hearing, either party may elect to terminate this Agreement pursuant to Section 10.1(f).  Neither party shall knowingly take any action that such party knows or has reason to know would materially and adversely affect issuance of the FCC Orders or FCC Renewal Orders or would materially and adversely affect the FCC Orders or FCC Renewal Orders becoming a Final Action without a Material Adverse Condition, unless such action is requested or required by the FCC, its staff or the Rules and Regulations.  Should either party become aware of any facts which could reasonably be expected to materially and adversely affect or materially delay issuance of an FCC Order or an FCC Renewal Order without a Material Adverse Condition (including but not limited to any facts which would reasonably be expected to disqualify the Univision Parties from controlling an Entravision Station), such party shall promptly notify the other party thereof in writing and both parties shall cooperate to take all reasonable steps necessary or desirable to resolve the matter expeditiously and to obtain the FCC’s approval of the FCC Orders and FCC Renewal Orders; provided that, in relation thereto, no party shall be obligated to agree to a Material Adverse Condition.

(b)                                 If the Transactions are subject to the filing requirements of the HSR Act, or the approval by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the US. Department of Justice (the “DOJ”), Univision and Entravision will (i) each make such filings as are required under Title II of the HSR Act as soon as practicable, but in any event within 10 Business Days of the date hereof, (ii) otherwise promptly comply with the applicable requirements under the HSR Act, including furnishing all information and filing all documents required thereunder, (iii) furnish to each other copies of those portions of the documents filed which are not confidential, and (iv) cooperate fully and use their respective commercially reasonable efforts to expedite compliance with the HSR Act; provided that, in relation thereto, no party shall be obligated to agree to a Material Adverse Condition.

(c)                                  Subject to the terms and conditions herein provided, each party shall promptly determine whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any other Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and take all reasonable actions necessary to obtain any required permits, authorizations or approvals.

5.3                               Other Consents.  The Entravision Parties shall use commercially reasonable efforts to obtain before the Closing all of the consents or waivers to the Transactions required under any Station Contracts being assumed by the Univision Parties (the “Contract Consents”); provided that the Entravision Parties shall not be required to pay or grant any material consideration in order to obtain any such Contract Consent. Other than with respect to the Contract Consents contemplated by the previous sentence, and other than the matters contemplated by Section 5.2, the Entravision Parties shall use such further efforts as described on Exhibit E in order to consummate the Transactions and to permit the Purchase Price to be paid by Univision to Entravision entirely in shares of Entravision Stock.

5.4                               Tax Returns and Payments. The Entravision Parties shall ensure that all Taxes pertaining to ownership of the Sale Assets or operation of the Entravision Stations arising prior to the Closing Date will be timely paid; provided that the Entravision Parties shall not be required to pay any such Tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Entravision Parties shall have set aside adequate reserves with respect to any such Tax to the reasonable satisfaction of the Univision Parties.

5.5                               Access Prior to the Closing Date.  Prior to the Closing, subject to the LMA, the Entravision Parties shall give to the Univision Parties, their engineers, counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to personnel and all of the assets, books, records and files of or pertaining to the Entravision Stations and the Sale Assets; provided that (i) the Univision Parties shall give the Entravision Parties reasonable advance notice of each date on which the Univision Parties or any such representatives desires such access, (ii) the investigations at the offices of the Entravision Parties shall be reasonable in number and frequency, and (iii) all investigations shall be conducted in such a manner as not to physically damage any property or constitute a disruption of the operation of the Entravision Stations or the Entravision Parties.  The Entravision Parties shall furnish to the Univision Parties during such period all documents and copies of documents and information concerning the business and affairs of the Entravision Parties and the Entravision Stations as the Univision Parties may reasonably request.  No investigation or information furnished pursuant to this Section 5.5 shall affect any representations or warranties made by the Entravision Parties herein.

5.6                               Confidentiality.

(a)                                  All confidential, nonpublic, or proprietary information (“Confidential Information”) furnished or to be furnished to one party (the “Receiving Party”) by another party (the “Disclosing Party”) (with the Univision Parties treated as a single party and the Entravision Parties treated as a single party) in connection with the Transactions or pursuant to this Agreement, including the terms and conditions of this Agreement, shall be keep strictly confidential by the Receiving Party. Each party, as Receiving Party, agrees that (a) it shall not disclose or otherwise make available, at any time, any Confidential Information of the Disclosing Party, (b) it shall protect such Confidential Information with a high degree of care to prevent the disclosure thereof, and (c) if, for any reason, the Transactions are not consummated, all Confidential Information concerning the Disclosing Party obtained by Receiving Party shall be kept confidential by Receiving Party and all copies thereof will be returned to Disclosing Party or destroyed.

(b)                                 From and after the Closing, (1) Section 5.6(a) shall not apply to or restrict in any manner the Univision Party’s use or disclosure of Confidential Information of the Entravision Parties relating to the Sale Assets or the Entravision Stations and (2) the Entravision Parties shall keep strictly confidential (pursuant to Section 5.6(a) mutatis mutandis) all Confidential Information relating to the Sale Assets and the Entravision Stations, subject only to the exceptions set forth in Section 5.6(c).

(c)                                  The provisions of Section 5.6(a) shall not apply with respect to information that (i) is generally available to the public, other than as a result of a disclosure or other fault by Receiving Party, (ii) is rightfully in Receiving Party’s possession free of any obligation of confidence, (iii) is developed by employees or agents of Receiving Party independently of and without reference to any information communicated to Receiving Party by Disclosing Party. Furthermore, a disclosure by Receiving Party of information of Disclosing Party (1) in response to a valid Order, (2) as required by Law or the rules and regulations of The New York Stock Exchange, (3) as necessary to establish the rights of such party under this Agreement, or (4) to such party’s accountants, lawyers, and employees who agree to keep such information confidential, shall not be considered to be a breach of this Agreement by Receiving Party; provided that, with respect to clauses (1) and (2), Receiving Party shall provide prompt prior written notice thereof to Disclosing Party to enable Disclosing Party to seek a protective Order or otherwise prevent such disclosure, that Receiving Party limit the extent of such disclosure solely to the extent required by such Order or Law, and that Receiving Party use its reasonable best efforts to ensure that such disclosed information is treated strictly confidentially by the recipients thereof.

(d)                                 Each party shall cause its representatives and controlled Affiliates to comply with this Section 5.6.

5.7                               Public Disclosure.  The parties will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Transactions or this Agreement and will not issue any such press release or make any such filing or public statement prior to such agreement, except only to the limited extent required or advisable by Law or the rules and regulations of The New York Stock Exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

5.8                               Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition to the other parties’ obligations hereunder to consummate and make effective as soon as practicable the Transactions.

5.9                               FCC Reports.  The Entravision Parties shall continue to file, on a current basis until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Entravision Stations.  The Entravision Parties, upon request, shall provide the Univision Parties with copies of all such filings within five Business Days of the filing with the FCC.

5.10                        Brokers and Finders.  Each party (with the Univision Parties treated as a single party, and the Entravision Parties treated as a single party) agrees to indemnify and to hold harmless the other from any Liability for any broker, banker, finder or similar fee or commission (and the reasonable costs and expenses of defending against such Liability) incurred by such party in connection with the Transactions.

5.11                        Environmental Assessment.

(a)                                  Not later than sixty (60) days after execution of this Agreement, the Univision Parties may obtain a Phase I (the “Phase I”) environmental assessment of the Sale Assets by an environmental engineer selected by the Univision Parties.  Within fourteen (14) days after the Univision Parties’ receipt of the Phase I, if the Phase I indicates environmental conditions may exist on, under or affect such properties that may constitute a violation or breach of the Entravision Parties’ representations and warranties contained in Section 3.17 of this Agreement or cause the condition contained in Section 6.7 to not be satisfied, then the Univision Parties shall be entitled to obtain a Phase II (the “Phase II”) environmental assessment of the Sale Assets, or any portion thereof (the Phase I and the Phase II, if obtained, shall be referred to herein as the “Environmental Assessment”).  The Univision Parties shall commission and pay the cost of such Environmental Assessment and shall provide a copy to the Entravision Parties.  The Environmental Assessment shall be subject to the confidentiality provisions of Section 5.6.

(b)                                 If after appropriate inquiry into the previous ownership of and uses of the Real Property consistent with good commercial or customary practice, the Univision Parties reasonably conclude that environmental conditions exist on, under or affecting such properties that would constitute a violation or breach of the Entravision Parties’ representations and warranties contained in Section 3.17 of this Agreement or cause the condition contained in Section 6.7to not be satisfied, then notwithstanding any other provisions of this Agreement to the contrary, but subject to the following sentence, the Entravision Parties shall at their sole cost and expense (up to a maximum of $1,000,000) remove, correct or remedy any condition or conditions which constitute a violation or breach of the Entravision Parties’ representations and warranties contained in Section 3.17 prior to the Closing Date and provide to the

Univision Parties at Closing a certificate from an environmental abatement firm reasonably acceptable to the Univision Parties that such removal, correction or remedy has been completed so that the Entravision Parties’ representations and warranties contained in Section 3.17 will be true as of the Closing Date and the conditions contained in Section 6.7 will be satisfied as of the Closing Date.  If the cost of removal, correction or remedy of the environmental conditions exceeds $1,000,000, the Univision Parties may elect to (i) proceed with the Closing but shall not be obligated to close under any circumstances where there exists any uncured violations of warranties, representations or covenants with respect to environmental matters or (ii) terminate the Agreement at the sole option of the Univision Parties.

5.12                        No Inconsistent Activities.  Between the date hereof and the Closing, each Entravision Party agrees that (i) it shall not, and it shall not authorize or permit any officer, director, employee, investment banker, attorney, advisor or agent of it to, directly or indirectly, solicit, initiate or encourage the submission of, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of, or authorize or agree to or accept, any proposal by any party to acquire the Entravision Stations or all or any material portion of the Sale Assets and (ii) it shall promptly notify Univision if any such proposal, or any inquiry or contact with any Person with respect thereto, is made after the date hereof (which notice shall include the date such proposal, inquiry or contact was made, the identity of the person making such proposal, inquiry or contact, and the material terms thereof).

5.13                        Notification.  A party shall promptly notify the other in writing (i) if such party becomes aware that any of its representations or warranties set forth herein were not true and correct when made or (ii) of the existence or happening of any fact, event or occurrence after the date of this Agreement that should be included in the schedules attached hereto in order to make its representations or warranties set forth herein true and correct in all material respects as of such date (or, in the case of a representation or warranty that is already subject to a “materiality” qualifier, to make such representation or warranty true and correct in all respects); provided, however, that such information is informational only and shall not in any manner constitute or cause a waiver by the other party of any of the conditions precedent to the Closing hereunder or an amendment to the disclosure schedules attached hereto, unless they are incorporated into this Agreement by a written amendment signed by the parties hereto.

5.14                        Notices. After the Closing, all mail, faxes, e mails, deliveries and correspondence received by the Entravision Parties with respect to the Sale Assets will be held in trust by such Person for the Univision Parties and immediately delivered to the Univision Parties pursuant to Section 13.3.

5.15                        Accounts Receivable and Payables. The Univision Parties will use commercially reasonable efforts during the four-month period beginning with the Closing Date (the “Collection Period”) to assist the Entravision Parties in the collection of all accounts receivable of the Entravision Stations existing as of the Closing Date (the “Receivables”); provided that the Univision Parties shall not be obligated to use any efforts that are more extensive than the efforts that they use to collect their own accounts receivable; provided, further, that the Univision Parties shall not (i) initiate any litigation or collection action, (ii) make any referral or compromise of any Receivables to a collection agency or attorney for collection, or (iii) settle or adjust the amount of any of the Receivables without the written approval of the Entravision Parties. The Univision Parties shall promptly remit to the Entravision Parties any amounts received with respect to the Receivables, and the Univision Parties acknowledge and agree that all Receivables collected by the Univision Parties pursuant to this section shall be the property of the Entravision Parties and shall be deemed to be held in trust for the benefit of the Entravision Parties to be remitted in accordance with this section. If a Univision Party receives monies from an account debtor of a Univision Party that is also an account debtor of an Entravision Party with respect to any of Entravision Party’s Receivables, such Univision Party shall credit the sums received to the oldest account due. The Univision Parties may pay, on behalf of the Entravision Parties, any of the accounts payable of the

Entravision Stations existing as of the Closing Date (the “Payables”); provided that the Entravision Parties shall promptly reimburse the Univision Parties for the payment thereof upon delivery to the Entravision Parties of reasonably satisfactory evidence of the payment thereof; provided further that the Univision Parties shall be entitled to offset, against any amounts that the Univision Parties owes to the Entravision Parties under this Section 5.15, any amounts owed to the Univision Parties by the Entravision Parties under this Section 5.15.

5.16                        Employees.

(a)                                  As soon as practicable but in no event later than seven (7) days prior to the Closing Date, the Univision Parties shall identify in writing those Station Employees to whom the Univision Parties, in their sole discretion, shall offer employment effective as of the Closing Date.  The Univision Parties, in their sole discretion, shall set the initial terms and conditions upon which they may offer employment to such Stations Employees, so long as the terms and conditions of offers to be made to such Station Employees are substantially consistent with terms and conditions applicable to similarly-situated Univision employees (considering, among other things, the relevant position, seniority, term of service and location).  The Entravision Parties and their Affiliates shall release from employment, effective no later than the Closing Date, each such Station Employee who accepts such offer of employment (each, a “Transferred Employee”) and shall not enforce against any such Transferred Employee any non-compete or similar contractual obligations, or otherwise assert with respect to any such Transferred Employee claims, that would otherwise prohibit or place conditions on such Transferred Employee’s employment.  The Entravision Parties shall use their commercially reasonable efforts to assist the Univision Parties in hiring such Station Employees to whom the Univision Parties extend offers of employment.

(b)                                 In no event shall the Univision Parties have any Liability to the Entravision Parties or any former employee of an Entravision Party with respect to such employee’s former employment or the termination thereof, including with respect to accrued vacation or severance, and whether or not arising under Law or otherwise, and the Entravision Parties shall indemnify, defend and hold harmless the Univision Parties with respect thereto.  Without limiting the generality of the foregoing, the Univision Parties shall credit periods of service with the Entravision Parties prior to the Closing only for purposes of determining eligibility, vesting and benefit entitlement under all compensation and benefit plans, programs and policies maintained by the Univision Parties after the Closing, but without duplication of benefits previously provided, and other than for purposes of determining benefits under any defined benefit pension plan.  The Entravision Parties will supply the Univision Parties with such information regarding each Transferred Employee as may be reasonably necessary to carry out the undertakings contained herein.

5.17                        LMA. Upon the expiration or termination of all applicable waiting periods under the HSR Act, and so long as no actions shall have been instituted which are then pending by the FTC or DOJ challenging or seeking to enjoin the consummation of the Transactions, the parties shall promptly use commercially reasonable efforts to negotiate and implement a local marketing agreement (“LMA”) with respect to the Entravision Stations on customary terms and conditions reasonably satisfactory to the parties.

5.18                        Representation. The parties shall cooperate with each other to try to cause their respective national sales representatives to reach an agreement regarding the termination or buyout of the representation of the Entravision Stations under the terms of the national sales representation agreement listed on Schedule 5.18, with such efforts as further set forth on Exhibit F.

ARTICLE VI

CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF THE UNIVISION PARTIES TO CLOSE

The obligation of the Univision Parties to close the Transactions is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Univision (to the extent permitted by applicable Law) in writing:

6.1                               Accuracy of Representations and Warranties.  The representations and warranties of the Entravision Parties contained in this Agreement (i) will have been true and correct in all material respects as of the date of this Agreement and (ii) will be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for those representations and warranties (x) that contain any Material Adverse Condition qualification or any other materiality qualification, which representations and warranties, to the extent so qualified, shall instead be true and correct in all respects as of such respective dates and (y) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (x)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of, or modification to, representations or warranties of the Entravision Parties after the date of this Agreement will be disregarded).

6.2                               Performance of Agreements.  The Entravision Parties shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by them prior to or upon the Closing Date.

6.3                               FCC, HSR and Other Consents.

(a)                                  The FCC Orders shall have been issued by the FCC without any Material Adverse Condition.

(b)                                 The FCC Renewal Orders shall have been issued by the FCC without any Material Adverse Condition.

(c)                                  The Entravision Parties shall have satisfied all material conditions which the FCC Orders or any Order relating thereto or in connection therewith specifies and requires to be satisfied by the Entravision Parties prior to transfer to the Univision Parties of the FCC Licenses for the Entravision Stations.

(d)                                 If legally required, all filings with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or DOJ challenging or seeking to enjoin the consummation of the Transactions.

(e)                                  All other material authorizations, consents, approvals and clearances of Governmental Entities required to permit the consummation by the Univision Parties of the Transactions, shall have been obtained, all material statutory and regulatory requirements for such consummation shall have been fulfilled, and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would constitute a Material Adverse Condition.

6.4                               Adverse Proceedings.  None of the Univision Parties or any of their Affiliates shall be subject to any Order restraining, imposing material limitations on or prohibiting (i) the consummation of the Transactions or (ii) their participation in the operation, management, ownership or control of the Entravision Stations, and no Action seeking to obtain any such Order shall be pending.  No Governmental Entity having jurisdiction shall have notified any party to this Agreement that consummation of the Transactions would constitute a violation of applicable Laws or that it intends to commence an Action to restrain such consummation or to force divestiture, unless such Governmental Entity shall have withdrawn such notice.  No Governmental Entity having jurisdiction shall have commenced any such Action.

6.5                               Opinion of Entravision’s FCC Counsel.  Univision shall have received from Entravision’s FCC counsel an opinion, dated the Closing Date, in substantially the form of Exhibit A.

6.6                               No Cessation of Broadcasting.

(a)                                  Between the date hereof and the Closing Date, the Entravision Stations shall not have for a period of more than 10 consecutive days, (i) ceased broadcasting on their authorized frequency, (ii) lost substantially all of their normal broadcasting capability or (iii) been broadcasting at a power level of 50% or less of their FCC authorized level. The Entravision Parties shall promptly notify the Univision Parties of the occurrence of any one or more of the foregoing events or conditions.

(b)                                 In addition, during the five (5) days immediately preceding the Closing Date, the Entravision Stations shall have been operating continuously with substantially all of their normal broadcasting capability except for cessation or reductions for insignificant periods of time resulting from occurrences (such as lightning strikes) over which the Entravision Parties have no control or from routine maintenance.  Entravision shall have the right to delay Closing for a period not to exceed thirty (30) days if Entravision reasonably determines that any action to restore the station to substantially all of its normal broadcasting capability can be completed during such delay period.

6.7                               Environmental Conditions.  The Environmental Assessment obtained by Univision pursuant to Section 5.11 hereof shall not have disclosed any material violation of any Environmental Law which is not removed or cured by Entravision prior to Closing.

6.8                               Release of Liens.  All Liens related to the Sale Assets shall have been released and discharged in full (other than those specified by clause (i), (ii) or (iv) of the definition of Permitted Liens), with such releases effective either as of the Closing or promptly after the Closing, and Univision shall have received at the Closing instruments to its reasonable satisfaction evidencing the foregoing.

6.9                               Proceedings.  All corporate and other proceedings of the Entravision Parties in connection with the Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to Univision, and Univision will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

6.10                        Title Policy.  The Univision Parties shall have been issued title insurance insuring the Owned Property, dated as of the Closing, on terms and conditions reasonably satisfactory to Univision.

6.11                        Closing Certificate.  Entravision shall have delivered to Univision on the Closing Date a certificate in substantially the form of Exhibit B signed on behalf of Entravision by an authorized officer thereof, dated as of the Closing Date, (1) that the conditions set forth in Sections 6.1, 6.2, 6.6, and 6.8 are satisfied as of the Closing Date, (2) attaching thereto copies of all resolutions approved by the Entravision

Parties’ Boards of Directors (or similar managing bodies) related to the Transactions (or an attestation by such individual regarding the substance of same), and (3) attaching thereto a Certificate of Good Standing issued no more than a reasonable amount of time prior to Closing by (i) its state of formation and (ii) the states where the Sale Assets are located.

6.12                        Delivery of Closing Documents.  The Entravision Parties shall have delivered or caused to be delivered to the Univision Parties on the Closing Date each of the Documents required to be delivered by them pursuant to Section 8.2.

ARTICLE VII

CONDITIONS PRECEDENT OF THE
OBLIGATION OF THE ENTRAVISION PARTIES TO CLOSE

The obligation of the Entravision Parties to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Entravision (to the extent permitted by applicable Law) in writing:

7.1                               Accuracy of Representations and Warranties. The representations and warranties of the Univision Parties contained in this Agreement (i) will have been true and correct in all material respects as of the date of this Agreement and (ii) will be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for those representations and warranties (x) that contain any Material Adverse Condition qualification or any other materiality qualification, which representations and warranties, to the extent so qualified, shall instead be true and correct in all respects as of such respective dates and (y) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (x)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of, or modification to, representations or warranties of the Univision Parties after the date of this Agreement will be disregarded).

7.2                               Performance of Agreements.  The Univision Parties shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by them prior to or upon the Closing Date.

7.3                               FCC, HSR and Other Consents.

(a)                                  The FCC Orders shall have been issued by the FCC.

(b)                                 The FCC Renewal Orders shall have been issued by the FCC.

(c)                                  If legally required, all filings with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or DOJ challenging or seeking to enjoin the consummation of this transaction.

(d)                                 All other material authorizations, consents, approvals and clearances of Governmental Entities required to permit the consummation by the Entravision Parties of the Transactions, shall have been obtained, all material statutory and regulatory requirements for such consummation shall have been fulfilled, and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would constitute a Material Adverse Condition.

7.4                               Adverse Proceedings.  None of the Entravision Parties or any of their Affiliates shall be subject to any Order restraining, imposing material limitations on or prohibiting the consummation of the Transactions, and no Action seeking to obtain any such Order shall be pending.  No Governmental Entity having jurisdiction shall have notified any party to this Agreement that consummation of the Transactions would constitute a violation of applicable Laws or that it intends to commence an Action to restrain such consummation or to force divestiture, unless such Governmental Entity shall have withdrawn such notice.  No Governmental Entity having jurisdiction shall have commenced any such Action.

7.5                               Proceedings.  All corporate and other proceedings of the Univision Parties in connection with the Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to Entravision, and Entravision will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

7.6                               Closing Certificate.  Univision shall have delivered to Entravision on the Closing Date a certificate in substantially the form of Exhibit C signed on behalf of Univision by an authorized officer thereof, dated as of the Closing Date, (1) that the conditions set forth in Sections 7.1 and 7.2 are satisfied as of the Closing Date, (2) attaching thereto copies of all resolutions approved by the Univision Parties’ Boards of Directors (or similar managing bodies) related to the Transactions (or an attestation by such individual regarding the substance of same), and (3) attaching thereto a Certificate of Good Standing issued no more than a reasonable amount of time prior to Closing by its state of formation.

7.7                               Delivery of Closing Documents.  The Univision Parties shall have delivered or caused to be delivered to the Entravision Parties on the Closing Date each of the Documents required to be delivered by them pursuant to Section 8.3.

ARTICLE VIII

CLOSING

8.1                               Time and Place.  Unless otherwise agreed to in advance by the parties, the Closing shall take place in person or via facsimile at the offices of O’Melveny & Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, California 90067, or at such other place as the parties agree, at 10:00 A.M. Pacific Time on the fifth Business Day (the “Closing Date”) following the later of (i) satisfaction or waiver of all of the conditions precedent hereunder and (ii) the date on which the FCC Orders have been issued; provided that the Closing shall not occur before January 1, 2006.  Notwithstanding the foregoing, the parties will endeavor in good faith to effect the Closing simultaneously in different locations to avoid the travel and additional expense of requiring all parties to be located in the same place and in connection therewith the parties will deliver, in escrow, to opposing counsel and other appropriate parties, all agreements, instructions, documents, releases, certificates, wire transfer instructions, pay-off instructions, UCC-3’s and other matters and things necessary to effect the Closing in such manner.

8.2                               Documents to be Delivered to Univision by Entravision.  At the Closing, Entravision shall deliver or cause to be delivered to Univision the following:

(a)                                  A bill of sale and assumption agreement, in substantially the form of Exhibit D, dated as of the Closing, executed by Entravision.

(b)                                 Executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to the Univision Parties, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens (other than those specified by clause (i), (ii) or (iv) of the definition of Permitted Liens).

(c)                                  Executed consents or waivers to the Transactions called for under Schedule 3.3, without any condition materially adverse to the Univision Parties or the Entravision Stations.

(d)                                 A consent to assignment of lease executed by Entravision and the applicable landlord, consenting to the assignment to Univision all of Entravision’s interests in and to the leases for the Leased Property, without any condition materially adverse to the Univision Parties or the Entravision Stations.

(e)                                  With respect to each parcel of Owned Real Property, a grant deed in a form recordable in the jurisdiction where the Owned Real Property is located and reasonably satisfactory to Univision, executed by the applicable Entravision Party and notarized.

(f)                                    An instrument assigning to the Univision Parties all right, title and interest of the Entravision Parties in the FCC Licenses, and all other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof).

(g)                                 All Business Records as described in Section 2.1(g); provided that such items shall be deemed to have been delivered if such items are located at the Entravision Stations at the Closing.

(h)                                 Such additional information, documents and materials as the Univision Parties shall have reasonably requested, including without limitation, evidence that all consents and approvals required as a condition to the Univision Parties’ obligation to close hereunder have been obtained.

8.3                               Documents to be Delivered to Entravision by Univision.  At the Closing, with respect to the applicable Sale Assets, the Univision Parties shall deliver or cause to be delivered to the Entravision Parties the following:

(a)                                  A bill of sale and assumption agreement, in substantially the form of Exhibit D, dated as of the Closing, executed by Univision.

(b)                                 Certificates evidencing the Shares properly endorsed for transfer to, or accompanied by a duly executed stock power in favor of, Entravision or its nominee and otherwise in a form reasonably acceptable for transfer on the books of Entravision, if the Shares are in physical form; provided that, if the Shares are in electronic form, then the Univision Parties shall deliver at the Closing the Shares in electronic form to the transfer agent for the Entravision Stock, together with cash, if any, in immediately available funds, if required by Section 2.7.

(c)                                  Such additional information, documents and materials as the Entravision Parties shall have reasonably requested.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

9.1                               Survival.  All representations and warranties contained in this Agreement shall survive the Closing until the Survival Date, and the Closing shall not be deemed a waiver of any representation or warranty of another party contained herein.  No claim may be brought under this Agreement or any other

Document for a breach of a representation or warranty unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the Survival Date.  In the event such a notice is so given, the right to indemnification with respect thereto under this Article IX shall survive the Survival Date until such claim is finally resolved and any obligations with respect thereto are fully satisfied.  For purposes of this agreement the “Survival Date” shall mean March 31, 2007, except as to any representation or warranty set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.11(a), 3.17 , 4.1, 4.2, 4.3, 4.4, or 4.5 (collectively, the “Fundamental Representations”), in which event the Survival Period shall be the applicable statute of limitations. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive until the expiration of such specified term.

9.2                               Exclusivity.  The parties acknowledge and agree that, should the Closing occur, the sole and exclusive remedy of the parties with respect to any and all matters arising out of, relating to or connected with this Agreement (other than claims of, or causes of action arising from, fraud, and other than as permitted pursuant to Section 13.15) from and after the Closing shall be pursuant to the indemnification provisions set forth in this Article IX.

9.3                               Indemnification by the Entravision Parties.

(a)                                  The Entravision Parties shall jointly and severally defend, indemnify and hold harmless the Univision Parties and their respective directors, officers, agents, employees, representatives, attorneys, Affiliates and successors and assigns from and against any and all Losses directly or indirectly resulting from or based upon or arising from:

(i)                                     Any breach or non-performance by an Entravision Party of any of its representations or warranties set forth in this Agreement; or

(ii)                                  Any breach or non-performance by an Entravision Party of any of its covenants or agreements set forth in this Agreement; or

(iii)                               Any Liability with respect to the Entravision Stations or the Sale Assets to the extent arising out of or relating to any occurrence or event happening before the Closing; or

(iv)                              The Excluded Liabilities; or

(v)                                 Any Liability resulting from (1) any actual or alleged, known or unknown, violation of Environmental Law at any time prior to the Closing Date in connection with the Sale Assets, (ii) any actual or alleged, known or unknown, presence or release of any Hazardous Materials at any time prior to the Closing Date in soil, sediment, surface water, groundwater, air or any structure on the Real Property, including any migration of those Hazardous Materials from any portion of the Real Property to an off-site location, or (iii) any Hazardous Material generated by any of the Entravision Parties before the Closing Date and sent to an offsite location for treatment, storage, disposal or recycling.

(b)                                 The Entravision Parties will not have any indemnity obligation arising out of Section 9.3(a)(i) (1) unless and until the aggregate amount of Losses incurred, sustained or accrued by the Univision Parties as a result of such breaches exceeds $900,000, it being understood that after such amount exceeds $900,000, the Entravision Parties will be liable for all such amounts thereunder in excess of such $900,000, and (2) in excess of $27,000,000 in the aggregate; provided that neither clause (1) nor clause (2) will apply in the case of fraud nor with respect to any of the Fundamental Representations.

(c)                                  By way of clarification but not limitation, in the event that a Loss is covered by Section 9.3(a)(i) but also by any of Section 9.3(a)(iii), (iv) or (v), then Section 9.3(a)(iii), (iv) or (v), as applicable, shall govern and supersede over Section 9.3(a)(i).

9.4                               Indemnification by the Univision Parties.

(a)                                  The Univision Parties shall jointly and severally defend, indemnify and hold harmless the Univision Parties and their respective directors, officers, agents, employees, representatives, attorneys, Affiliates and successors and assigns from and against any and all Losses directly or indirectly resulting from or based upon or arising from:

(i)                                     Any breach or non-performance by a Univision Party of any of its representations or warranties set forth in this Agreement; or

(ii)                                  Any breach or non-performance by a Univision Party of any of its covenants or agreements set forth in this Agreement; or

(iii)                               Any Liability with respect to the Entravision Stations or the Sale Assets to the extent arising out of or relating to any occurrence or event happening on or after the Closing; or

(iv)                              The Assumed Liabilities.

(b)                                 The Univision Parties will not have any indemnity obligation arising out of Section 9.4(a)(i) (1) unless and until the aggregate amount of Losses incurred, sustained or accrued by the Entravision Parties as a result of such breaches exceeds $900,000, it being understood that after such amount exceeds $900,000, theUnivision Parties will be liable for all such amounts thereunder in excess of such $900,000, and (2) in excess of $27,000,000 in the aggregate; provided that neither clause (1) nor clause (2) will apply in the case of fraud nor with respect to any of the Fundamental Representations.

(c)                                  By way of clarification but not limitation, in the event that a Loss is covered by Section 9.4(a)(i) but also by any of Section 9.4(a)(iii) or (iv), then Section 9.4(a)(iii) or (iv), as applicable, shall govern and supersede over Section 9.4(a)(i).

9.5                               Indemnification Procedures.

(a)                                  Third Party Claims.

(i)                                     If any claim, demand or liability is asserted by any third party (a “Third Party Claim”) against any party seeking indemnification hereunder with respect thereto (the “Indemnified Party”), the Indemnified Party will (upon notice of such Third Party Claim) promptly give written notice (the “Notice of Claim”) to the party required to provide indemnity hereunder (the “Indemnifying Party”), stating specifically the basis on which such Third Party Claim is being made, the material facts giving rise to such Third Party Claim, and the amount of the liability asserted. The failure to give such Notice of Claim shall not bar the Indemnified Party’s right to indemnification hereunder except to the extent such failure has prejudiced the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party will have 15 Business Days from the date on which the Indemnifying Party receives the Notice of Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”).

(ii)                                  If the Indemnifying Party timely and validly assumes the Third Party Defense in accordance herewith, (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense (unless a conflict-of-interest necessitates such separate counsel, in which case the Indemnifying Party shall pay the reasonable fees and expenses of such counsel) and participate in the defense of the Third Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof, (2) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed) and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed).  The parties will use commercially reasonable efforts to minimize Losses from the Third Party Claim and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims; provided that the foregoing will not require any Person to take any action that would violate Law or breach any then-existing Contract.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the Third Party Defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld or delayed).

(iii)                               If the Indemnifying Party does not timely and validly assume the Third Party Defense, or if the Indemnifying Party does not diligently and reasonably continue the Third Party Defense in good faith, the Indemnified Party will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if it is finally determined that the Indemnified Party incurred a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification hereunder, then at the expense of the Indemnifying Party) upon delivery of notice to such effect to the Indemnifying Party; provided that (1) the Indemnifying Party shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, and (2) the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld or delayed).

(b)                                 Claims Between the Parties.  If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim, then the terms of Section 13.11 will apply.

9.6                               Interest on Indemnification Payments.  If it is finally determined that the Indemnifying Party owes Indemnified Party any amounts under this Article IX, the Indemnifying Party shall promptly pay such amount to Indemnified Party; provided that, if such payment is not made within 10 Business Days of the final determination of such amount, then the portion of such amount that remains unpaid will accrue interest from such date until fully paid at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal, Eastern Edition, and as in effect from time to time during such period) plus 5%.

ARTICLE X

TERMINATION

10.1                        Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)                                  by mutual written consent of the parties;

(b)                                 by any party if the Closing does not occur on or before January 31, 2006; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date (with the Entravision Parties treated as a single party and with the Univision Parties treated as a single party);

(c)                                  by any party (provided that such party is not in material breach of any of the representations, warranties, covenants or other agreements contained herein) if (i) there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement and (ii) such breach is not curable, or, if curable, is not cured within 10 Business Days after written notice of such breach is given to such other party (with the Entravision Parties treated as a single party and with the Univision Parties treated as a single party);

(d)                                 by any party if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and non-appealable;

(e)                                  by any party if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of such party to consummate the Transactions as set forth in Section 6 or Section 7, as applicable;

(f)                                    by any party at any time following a determination by the FCC that the applications for consent to assignment of the FCC Licenses, or any of them, have been designated for hearing; provided that the terminating party is not then in material breach under this Agreement (with the Entravision Parties treated as a single party and with the Univision Parties treated as a single party); or

(g)                                 at the written election by Univision under Section 5.11 or Article XI.

10.2                        Effect of Termination.  Upon any termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party or their respective officers, directors, stockholders or Affiliates; provided that (a) the provisions of Sections 5.6 10.2, and Article XIII shall remain in full force and effect and survive any termination of this Agreement and (b) such termination shall not relieve any party to this Agreement from any violations of this Agreement that occurred prior to such termination.

10.3                        Termination Notice.  Each notice given by a party pursuant to Section 10.1 to terminate this Agreement shall specify the clause or clauses thereof pursuant to which such notice is given.

ARTICLE XI

CASUALTY

Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Entravision Stations or the Sale Assets prior to the Closing, the Entravision Parties shall promptly give the Univision Parties written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. The Entravision Parties shall at their sole cost and expense (up to a maximum of $1,000,000) use commercially reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property. If such repair or replacement is not fully completed prior to the Closing Date, the Univision Parties may elect at their sole option to postpone the Closing until the Entravision Parties’ repairs have been fully completed (not to exceed ninety (90) days) or to consummate the Transactions on the Closing Date, in which event (1) the Entravision Parties shall assign to the Univision Parties the portion of the insurance proceeds (less all reasonable costs and expenses, including without limitation attorney’s fees, expenses and court costs incurred by the Entravision Parties to collect such amounts), if any, not previously expended by the Entravision Parties to repair or replace the damaged or destroyed property (such assignment of proceeds to take place regardless of whether the parties close on the scheduled or deferred Closing Date) and (2) the Univision Parties shall accept the damaged Sale Assets in their damaged condition provided that the Entravision Parties have satisfied their insurance obligations in Section 5.1(b) hereof.  If the Entravision Parties are unable to complete the repairs within such ninety (90) day period, the Univision Parties shall have the option to terminate this Agreement.

ARTICLE XII

CONTROL OF STATION

Between the date of this Agreement and the Closing Date, the Univision Parties shall not control, manage or supervise the operation of the Entravision Stations, all of which shall remain the sole responsibility and under the control of the Entravision Parties.

ARTICLE XIII

MISCELLANEOUS

13.1                        Further Actions.  From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to another party as such party may reasonably request in order more effectively to consummate the Transactions.

13.2                        Payment of Expenses.

(a)                                  Any filing fees assessed by the FCC in connection with the filings contemplated by Section 5.2(a) or consummation of the Transactions shall be shared equally between Univision and Entravision.

(b)                                 Any filing fees assessed in connection with the filings contemplated by Section 5.2(b) shall be shared equally between Univision and Entravision.

(c)                                  All state or local sales or use, stamp or transfer, grant and other similar Taxes payable in connection with consummation of the Transactions shall be paid for by the party required to pay such amount by Law or local customs.

(d)                                 Except as otherwise expressly provided in this Agreement, each party will each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel and the filing fees and costs for any required Approvals or Permits.  If any party brings any Action for the breach of this Agreement or misrepresentation by another party, the substantially prevailing party will be entitled to reimbursement of its reasonable attorney’s fees, costs and expenses incurred in connection with such Action.

13.3                        Notices. All notices, demands, amendments, waivers, consents, approvals, and other communications required or permitted under this Agreement must be in writing and expressly reference this Agreement.  Any such items requiring delivery must be delivered: (a) in person; (b) by recognized courier or messenger service that obtains the addressee’s written acknowledgement of receipt; or (c) by facsimile, e-mail, or other generally accepted means of electronic transmission only with a verification of delivery.  Documents are deemed delivered when actually delivered to or delivery is refused at the address set forth below for notices.  Any party can furnish by written notice, from time to time, other replacement addresses for deliveries to it.

If to a Univision Party:

c/o Univision Radio

3102 Oak Lawn Avenue, Suite 215

Dallas, Texas 75219

Attention:  Timothy P. Ward

Telephone: (214) 525-7723

Fax:                           (214) 525-7793

With copy (which shall not constitute legal notice) to:

Univision Communications Inc.	and	O’Melveny & Myers LLP
5999 Center Drive		1999 Avenue of the Stars
Los Angeles, CA 90045-0073		Los Angeles, CA 90067
Telephone: (310) 348-3696		Telephone: (310) 553-6700
Fax: (310) 348-3679		Fax: (310) 246-6779
Attention: Chris Wood, Esq.		Attention: Robert Haymer, Esq.

If to an Entravision Party:

c/o Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Attention:  Walter F. Ulloa

Telephone: (310) 447-3870

Fax:                           (310) 447-3899

With copy (which shall not constitute legal notice) to:

Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Attention: Michael G. Rowles, Esq.

Telephone: (310) 447-3873

Fax: (310) 449-1306

13.4                        Entire Agreement; No Third Party Beneficiaries.  This Agreement together with its exhibits and schedules, the LMA, and the other Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.  No warranty, representation, inducement, promise, understanding or condition not set forth herein has been made or relied upon by either party hereto with respect to the subject matter of this Agreement.  Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The headings in this Agreement are only for convenience and are not to be considered in construing this Agreement.

13.5                        Assignment; Successor and Assigns.  Except as otherwise permitted herein, the respective rights of the parties under this Agreement are not assignable without the prior written consent of the other parties; provided, that a party may assign its rights under this Agreement without the consent of the other parties to an Affiliate of such party; provided, further, that a party may assign its rights and obligations under this Agreement without the consent of the other parties to the successor of such party’s business in connection with the direct or indirect sale, merger, consolidation or similar reorganization of such party or its business (or, in the case of the Univision Parties, the Entravision Stations). This Agreement inures to the benefit of, and is binding upon, the successors and permitted assigns of the parties hereto

13.6                        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

13.7                        Bulk Sales.  Each of the parties hereby waives compliance with the provisions of the Bulk Sales Act and similar Laws of any state or jurisdiction, if applicable, in connection with the Transactions.

13.8                        Amendments; Waivers.  All parties must approve any amendment to this Agreement, however any waiver of any right or remedy requires only the consent of the party waiving it.  Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate.  No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement.

13.9                        Severability.  If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

13.10                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which are considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile signature page will be deemed an original.

13.11                 Dispute Resolution. Except as provided in Section 13.15, any dispute among the parties and arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section.  The parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement.

(a)                                  Notification and Negotiation.  Upon any dispute arising out of or relating to this Agreement (including but not limited to its application, interpretation, or any alleged breach hereunder), the party raising the dispute will give written notice to the other parties to the dispute describing the nature of the dispute following which the parties to such dispute shall attempt for a period of 10 Business Days to resolve such dispute by negotiation between executives who have authority to settle such dispute. All such negotiations shall be confidential and treated as compromise and settlement negotiations for purposes of any applicable rules of evidence. The statute of limitations applicable to the commencement of a Lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any such negotiation.

(b)                                 Submission to Arbitration.  Any dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 13.11(a) shall be submitted to and determined by final and binding arbitration in Los Angeles, California before one independent arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator shall designate the place and time of the hearing.  The hearing shall be scheduled to begin as soon as practicable and no later than 30 days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible.  The award, which shall set forth the arbitrator’s findings of fact and conclusions of Law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack.  Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

(c)                                  Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 13.15 without regard to any such 10-day negotiation period.

13.12                 Interpretation. The express terms of this Agreement control and supersede any course of performance or trade custom or usage inconsistent with any of its terms. Unless the context otherwise requires: (i) ”or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) ”herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) unless otherwise indicated or obvious, all references to “Section,” “Exhibit,” “Schedule,” “Appendix,” or similar words refer to the particular Section in or Exhibit, Schedule, Appendix, or similar item attached to this Agreement; (v) ”including” will be deemed to be followed by “, but not limited to,”; (vi) the masculine, feminine, and neuter genders will each be deemed to include the others; (vii) ”shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (viii) ”day” means calendar day, unless the term “Business Day’ is used; and (ix) all references to dollars are to currency of the United States of America.

13.13                 No Presumption.  The parties to this Agreement and their counsel have mutually contributed to its drafting.  Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in interpreting this Agreement.

13.14                 WAIVERS OF TRIAL BY JURY.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CROSS CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP OF THE PARTIES CREATED HEREBY.

13.15                 Specific Performance.  Each party acknowledges that the Stations and the Sale Assets are of a special, unique, and extraordinary character, and that any breach of this Agreement by either party may not be fully compensated for by monetary damages.  Accordingly, if any party shall breach its obligations under this Agreement, the other parties shall be entitled, in addition to any of the remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by decree of specific performance or injunctive relief requiring the breaching party to fulfill its obligations under this Agreement.  In any action to equitably enforce the provisions of this Agreement, the parties shall waive the defense that there is an adequate remedy at Law or equity and agree that the parties shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

ENTRAVISION HOLDINGS, LLC

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

UNIVISION RADIO LICENSE CORPORATION

By:	/s/ C. Douglas Kranwinkle
Name:	C. Douglas Kranwinkle
Title:	Vice President

UNIVISION COMMUNICATIONS INC.

By:	/s/ C. Douglas Kranwinkle
Name:	C. Douglas Kranwinkle
Title:	Executive Vice President

[Signature Page to Asset Purchase Agreement]